EX-99.g.1.iii

July 8, 2020

State Street Bank and Trust Company
Channel Center

l Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

Re: THE UBS FUNDS (the “Fund'”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two new series of shares to be known as UBS US QUALITY GROWTH AT REASONABLE PRICE FUND and UBS US DIVIDEND RULER FUND (the “Portfolios”).

In accordance with Section 18, the Additional Funds / Portfolios provision, of the Custodian Contract dated as of April 9, 2018, as amended, modified, or supplemented from time to time (the "Agreement"), by and between each UBS management investment company and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

THE UBS FUNDS on behalf of:
UBS US QUALITY GROWTH AT REASONABLE PRICE FUND UBS US DIVIDEND RULER FUND

By:	/s/ Joanne M. Kilkeary
Name:	Joanne M. Kilkeary
Title:	Vice President and Treasurer, Duly Authorized

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: July 8, 2020

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